Exhibit 99.1
OREXIGEN™ Therapeutics Announces Third Quarter 2007 Financial Results
San Diego, CA, November 8, 2007 – Orexigen™ Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of central nervous system disorders including obesity, today announced unaudited financial results for the three and ninth month periods ended September 30, 2007.
Three months ended September 30, 2007
As of September 30, 2007, Orexigen held $33.8 million in cash and cash equivalents and an additional $64.3 million in investment securities, available-for-sale.
For the three months ended September 30, 2007, Orexigen reported a net loss of $14.5 million, or $0.54 per share attributable to common stockholders, as compared to a net loss of $7.4 million, or $3.34 per share attributable to common stockholders, for the same period in 2006.
Total operating expenses for the three months ended September 30, 2007 were $15.6 million compared to $7.6 million for the same period in 2006. The increased operating expenses were due primarily to a $6.9 million increase in research and development expenses in connection with the Company’s Contrave™ Phase III clinical trials, related proprietary product formulation work and increased consulting activities. In addition, general and administrative expenses increased by $1.1 million due principally to increases in salaries and personnel related costs, stock-based compensation expense, professional fees and rent.
Nine months ended September 30, 2007
For the nine months ended September 30, 2007, Orexigen reported a net loss of $38.4 million, or $2.40 per share attributable to common stockholders, as compared to a net loss of $18.0 million, or $8.36 per share attributable to common stockholders, for the same period in 2006.
Total operating expenses for the nine months ended September 30, 2007 were $40.6 million compared to $18.8 million for the same period in 2006. The increased operating expenses were due primarily to an $18.2 million increase in research and development expenses in connection with Orexigen’s Contrave Phase III clinical trials, related proprietary product formulation work and increased consulting activities. In addition, general and administrative expenses increased by $3.6 million due principally to increases in salaries and personnel related costs, stock-based compensation expense, legal and other professional fees and rent.
“The third quarter was our first full quarter as a public company, having completed a successful IPO in May,” said Gary Tollefson, M.D., Ph.D., President and CEO of Orexigen. “We continue to make significant progress as we execute on our clinical development strategy with both Contrave and Empatic™. The NAASO conference in particular was a highlight this quarter, allowing us to showcase important data on each program.”

Recent Highlights
     Contrave
▪	The Company’s 48 week Phase IIb trial was featured in two different presentations at The Obesity Society’s Annual Scientific Meeting (NAASO), including a poster presentation detailing several analyses of secondary endpoints which demonstrated significant improvements in visceral fat, insulin resistance, triglycerides and other metabolic markers.

▪	The Company continues enrollment in the first two of four planned Phase III clinical trials for Contrave as a treatment for obesity, one of which is nearly complete.

▪	The Company initiated its third Phase III clinical trial of Contrave, comparing two dosages of Contrave against placebo. The fourth trial in the program is expected to begin patient screening in the next several weeks.
     Empatic
▪	At NAASO, the Company also announced the detailed 24 week primary endpoint results of the Empatic Phase IIb clinical trial utilizing bupropion SR combined with the Company’s proprietary zonisamide SR. The trial not only demonstrated statistically significant weight loss across each of the six Empatic treatment arms against placebo, but also a meaningfully lower overall rate of discontinuation when compared to a prior Phase II trial employing the older, immediate release zonisamide formulation. The Company intends to present the 48 week results from this trial in the first quarter of 2008.
     Subsequent event
▪	In November 2007, the Company entered into a second amendment to credit and security agreement with Merrill Lynch Capital. The second amendment provides for, among other things, the increase of the total amount available for additional advances under the credit and security agreement from $17.0 million to $25.0 million and Orexigen’s obligation to request an advance of $8.0 million on or before December 31, 2007.
Conference Call Today at 2:00pm Pacific Time
Orexigen’s management team will host the call and webcast to discuss third quarter financial results and recent business highlights. The live call may be accessed by phone by calling 877-548-7903 (domestic) or 719-325-4848 (international). The webcast can be accessed live on the investor relations section of Orexigen’s web site at http://www.orexigen.com, and will be archived for 14 days following the call.
About Orexigen Therapeutics
Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of central nervous system disorders including obesity. Orexigen’s lead combination product candidates targeted for obesity are Contrave, which is in Phase III clinical trials, and Empatic, which is in the later stages of Phase II development. Both product candidates are designed to take advantage of the Company’s understanding of how the brain appears to regulate appetite and energy expenditure, as well as the mechanisms that come into play to limit weight loss over time. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss. Further information about the Company can be found at http://www.Orexigen.com.
Forward-Looking Statements
Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,”

“assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on Orexigen’s current beliefs and expectations. These forward-looking statements include statements regarding the efficacy and safety of the various formulations of Contrave or Empatic, the enrollment of clinical trials, and the potential to obtain regulatory approval for, and effectively treat obesity with, any of Orexigen’s product candidates. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in Orexigen’s business, including, without limitation: the progress and timing of Orexigen’s clinical trials; the potential that earlier clinical trials may not be predictive of future results; the ability for Contrave or Empatic to receive regulatory approval on a timely basis or at all; the potential for adverse safety findings relating to Empatic or Contrave to delay or prevent regulatory approval or commercialization, or result in product liability claims; Orexigen and its licensors may not be able to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidates; and other risks described in Orexigen’s filings with the Securities and Exchange Commission (SEC), including those detailed under the heading “Risk Factors” in Orexigen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed with the SEC on August 10, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Orexigen Graham Cooper 858 436-8600	Media Stephen Gendel BioCom Partners 212 918-4650	Investors Jason Spark Porter Novelli 619 849-6005

Orexigen Therapeutics, Inc.
(a development stage company)
Balance Sheets
(In thousands, except share and par value amounts)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,791	$19,425
Investment securities, available-for-sale	64,294	14,988
Prepaid expenses and other current assets	805	222

Total current assets	98,890	34,635
Property and equipment, net	895	528
Restricted cash	125	155
Other assets	615	1,492

Total assets	$100,525	$36,810

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$7,443	$4,903
Deferred revenue, current portion	88	88
Long-term debt, current portion	3,333	—

Total current liabilities	10,864	4,991
Deferred revenue, less current portion	1,169	1,235
Long-term debt, less current portion	5,278	—
Other long-term liabilities	540	534
Commitments and contingencies
Series A and B redeemable convertible preferred stock, $.001 par value, no shares and 24,152,544 shares authorized, issued and outstanding at September 30, 2007 and December 31, 2006, respectively; aggregate liquidation preference of $46,000 at December 31, 2006	—	45,897

Stockholders’ equity (deficit):
Preferred stock, $.001 par value, 10,000,000 and no shares authorized at September 30, 2007 and December 31, 2006, respectively; no shares issued and outstanding at September 30, 2007	—	—
Series C convertible preferred stock, $.001 par value, no shares and 8,771,930 shares authorized, issued and outstanding at September 30, 2007 and December 31, 2006, respectively; aggregate liquidation preference of $30,000 at December 31, 2006	—	9
Common stock, $.001 par value, 100,000,000 and 50,000,000 shares authorized at September 30, 2007 and December 31, 2006, respectively; 26,910,270 and 2,398,039 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	27	2
Additional paid-in capital	170,061	33,299
Accumulated other comprehensive income	101	11
Deficit accumulated during the development stage	(87,515)	(49,168)

Total stockholders’ equity (deficit)	82,674	(15,847)

Total liabilities and stockholders’ equity (deficit)	$100,525	$36,810

Orexigen Therapeutics, Inc.
(a development stage company)
Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

					Period from
	Three months ended		Nine months ended		September 12, 2002
	September 30,		September 30,		(Inception) to
	2007	2006	2007	2006	September 30, 2007
Revenues:
Collaborative agreement	$—	$—	$—	$—	$174
License revenue	22	21	66	62	243

Total revenues	22	21	66	62	417
Operating expenses:
Research and development	12,938	6,018	33,215	14,990	72,819
General and administrative	2,694	1,601	7,402	3,764	18,916

Total operating expenses	15,632	7,619	40,617	18,754	91,735

Loss from operations	(15,610)	(7,598)	(40,551)	(18,692)	(91,318)
Other income (expense):
Interest income	1,322	174	2,800	649	4,463
Interest expense	(260)	—	(596)	—	(660)

Total other income (expense)	1,062	174	2,204	649	3,803

Net loss	(14,548)	(7,424)	(38,347)	(18,043)	(87,515)
Accretion to redemption value of redeemable convertible preferred stock	—	(7)	(11)	(23)	(78)
Deemed dividend of beneficial conversion for Series C preferred stock	—	—	—	—	(13,860)

Net loss attributable to common stockholders	$(14,548)	$(7,431)	$(38,358)	$(18,066)	$(101,453)

Net loss per share attributable to common
stockholders — basic and diluted	$(0.54)	$(3.34)	$(2.40)	$(8.36)

Shares used in computing net loss per share attributable to common stockholders – basic and diluted	26,905	2,223	16,003	2,160